EXHIBIT 99.1

For Further Information Contact
Harry J. Cynkus (404) 888-2922
For Immediate Release

Rollins Inc. to Participate in the CL King Best Ideas Conference 2007

Atlanta, GA, September 17, 2007 -- Rollins, Inc. (NYSE:  ROL) announced today that the company will participate in the CL King Best Ideas Conference, to be held Tuesday and Wednesday, September 18-19, 2007, at the Omni Berkshire Place Hotel (52nd and Madison) in New York City.

Harry Cynkus, Chief Financial Officer and Treasurer make a presentation on Tuesday, September 18, 2007 at 2:15 p.m. EDT.  The presentation will provide a corporate overview, highlight the services Rollins provides and discuss the most recent published financial results.

About Rollins
Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, Inc., Western Pest Services, and The Industrial Fumigant Company, the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 1.7 million customers in the United States, Canada, Mexico, Central America, and the Middle East from over 400 locations. You can learn more about our subsidiaries by visiting our Web sites at www.orkin.com, www.westernpest.com, www.indfumco.com and www.rollins.com.  You can also find this and other news releases at www.rollins.com by accessing the Rollins News link.

About CL King & Associates:
CL King & Associates, Inc. was founded in 1972 by Candace King Weir as an independent research boutique firmly committed to providing value-oriented research and analysis of investment opportunities exclusively for institutional investors. CL King is one of the first woman-owned securities firms in the United States and is a self-clearing registered broker/dealer.  The firm makes markets in close to 300 securities, with eight industry analysts. CL King seeks to “Discover the Uncovered” by actively searching for underfollowed, unknown companies; more than 42% of the companies covered by the firm are followed by five or fewer sell-side analysts.